Exhibit 5.1

September 1, 2016

Planet Fitness, Inc.

26 Fox Run Road

Newington, New Hampshire 03801

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Planet Fitness, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed sale from time to time pursuant to Rule 415 under the Securities Act of up to 53,860,510 shares of the Company’s Class A common stock, $0.0001 par value per share (the “Shares”), including certain Shares (the “Exchange Shares”) to be issued upon exchange of an equivalent number of common units of the Company’s operating subsidiary, Pla-Fit Holdings, LLC (together with an equivalent number of shares of the Class B common stock of the Company) pursuant to the Exchange Agreement, dated August 5, 2015, by and among the Company, Pla-Fit Holdings, LLC and certain members of Pla-Fit Holdings, LLC (the “Exchange Agreement”). The Shares may be offered and sold from time to time, on a delayed or continuous basis, by certain selling stockholders of the Company in amounts, at prices and on terms that will be determined at the time of the offering.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing and the assumptions set forth below, we are of the opinion that (a) the Shares (other than the Exchange Shares) have been duly authorized by the Company and are validly issued, fully paid and non-assessable and (b) the Exchange Shares have been duly authorized by the Company and, when issued in exchange for common units of Pla-Fit Holdings, LLC (together

Planet Fitness, Inc.	-2-	September 1, 2016

with an equivalent number of shares of the Class B common stock of the Company) in accordance with the Exchange Agreement, will be validly issued, fully paid and non-assessable.

In rendering the opinions set forth above, we have assumed that (i) at the time of the issuance of the Exchange Shares, the Company will be a validly existing corporation under the law of its jurisdiction of incorporation; (ii) the number of Exchange Shares issued to the selling stockholders pursuant to the Exchange Agreement, together with the number of shares outstanding or reserved at the time of issuance, will not exceed the respective number of shares authorized by the Company’s certificate of incorporation in effect at the time of such issuance; and (iii) all the foregoing actions to be taken by the Company will have been taken so as not to violate any applicable law and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company or any of its property.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP